Exhibit 5.1

Suites 3504B-06

35/F, Two Taikoo Place

979 King’s Road

Quarry Bay

Hong Kong

Tel +852 2523 8123

applebyglobal.com

Managing Partner

David Bulley

Partners

Fiona Chan

Vincent Chan

Chris Cheng

Richard Grasby

Eason Huang

Judy Lee

Michael Makridakis

John McCarroll SC

Lorinda Peasland

Eliot Simpson

Black Spade Acquisition III Co Suite 2902, 29/F, The Centrium, 60 Wyndham Street, Central, Hong Kong (the Addressee)	Email dbulley@applebyglobal.com Direct Dial +852 2905 5770 Tel +852 2523 8123 Fax +852 2524 5548 Your Ref Appleby Ref 472626.0001/DRB/DB 12 December 2025

Black Spade Acquisition III Co (the Company)

INTRODUCTION

This opinion as to Cayman Islands law is addressed to you in connection with the Company’s registration statement on Form S-1, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act) (including its exhibits, the Registration Statement) related to the offering and sale of: (a) up to 17,250,000 units (including up to 2,250,000 units which may be issued upon exercise of a 45-day option granted to the several underwriters, for whom Cohen & Company Securities, LLC are acting as representatives (the Representatives), to cover over-allotments, if any) (together, the Units), each Unit consisting of one Class A ordinary share of the Company of a par value of US$0.0001 each (each an Ordinary Share and together, the Ordinary Shares) and one-third of one redeemable warrant, each whole warrant exercisable to purchase one Ordinary Share (together, the Warrants); and (b) all Ordinary Shares and all Warrants issued as part of the Units. This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement and in connection with the documents listed in Part 1 of Schedule 1 (the Documents).

OUR REVIEW

For the purposes of giving this opinion we have examined and relied upon the Documents and the documents listed in Part 2 of Schedule 1. We have not examined any other documents, even if they are referred to in the Documents.

We have not made any other enquiries concerning the Company and in particular we have not investigated or verified any matter of fact or opinion (whether set out in any of the Documents or elsewhere) other than as expressly stated in this opinion. Furthermore, we have made no independent investigation of any laws other than the laws of the Cayman Islands.

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LIMITATIONS

Our opinion is limited to, and should be construed in accordance with, the laws of the Cayman Islands at the date of this opinion. We express no opinion on the laws of any other jurisdiction.

This opinion is limited to the matters stated in it and does not extend, and is not to be extended by implication, to any other matters. We express no opinion on the commercial implications of the Documents or whether they give effect to the commercial intentions of the parties. Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in any of the documents or instruments cited in this opinion or otherwise with respect to the commercial terms of the transactions the subject of this opinion.

This opinion is addressed to the Addressee in connection with the matters referred to herein and may be relied upon only by the Addressee, the Addressee’s counsel and purchasers of Units pursuant to the Registration Statement. Except with our prior written consent, this opinion may not be used or relied upon by any other person. This opinion is issued solely for the purposes of the filing of the Registration Statement and the offering of the Units by the Company and is not to be relied upon in respect of any other matter.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

ASSUMPTIONS AND RESERVATIONS

We give the following opinions on the basis of the assumptions set out in Schedule 2 (Assumptions), which we have not verified, and subject to the reservations set out in Schedule 3 (Reservations).

OPINIONS

1.	Incorporation and Status: The Company is an exempted company incorporated with limited liability and existing under the laws of the Cayman Islands and is a separate legal entity. The Company is in good standing with the Registrar of Companies of the Cayman Islands.

2.	Issue of Ordinary Shares: The Ordinary Shares to be offered and issued by the Company as contemplated by the Registration Statement have been duly authorised for issue, and when issued by the Company against payment in full of the consideration as set out in the Registration Statement and in accordance with the terms set out in the Registration Statement and the Amended and Restated Memorandum and Articles (as defined in Schedule 1), such Ordinary Shares will be validly issued, fully paid and non-assessable (meaning that no further sums are payable to the Company on such shares) and will not be subject to any pre-emptive or similar rights under Cayman Islands law or the Amended and Restated Memorandum and Articles. As a matter of Cayman Islands law, a share is only issued when it has been entered in the register of members (shareholders).

3.	Authorisation: The Company has taken all necessary corporate action to authorise the execution and delivery of the Documents and the performance of the Company’s obligations under them.

4.	Execution and Binding Obligations: The Documents will, upon due execution and delivery by the Company in accordance with the Resolutions, each constitute legal, valid and binding obligations of the Company, enforceable against the Company.

Yours faithfully

/s/ Appleby

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Schedule 1

Part 1

The Documents

1.	Copies of the following documents:

(a)	a draft of the form of the unit certificate representing the Units; and

(b)	a draft of the form of the warrant agreement between the Company and Continental Stock Transfer & Trust Company and the warrant certificate constituting the Warrants.

Part 2

Other Documents Examined

2.	A copy of the certificate of incorporation of the Company dated 21 August 2025 (the Certificate of Incorporation).

3.	A copy of the memorandum and articles of association of the Company adopted on 21 August 2025 (the Initial Memorandum and Articles) and a copy of the draft amended and restated memorandum and articles of association of the Company to be in effect upon the consummation of the sale of the Ordinary Shares (the Amended and Restated Memorandum and Articles).

4.	A copy of the certificate of good standing dated 5 December 2025 issued by the Registrar of Companies in respect of the Company (the Certificate of Good Standing).

5.	A copy of the written resolutions of the sole director of the Company dated 5 September 2025 (the Resolutions).

6.	A copy of the register of directors and officers of the Company dated 12 December 2025 (Register of Directors and Officers).

7.	A copy of the register of members of the Company dated 12 December 2025 (Register of Members).

8.	A copy of the register of mortgages and charges of the Company dated 12 December 2025.

9.	The Registration Statement.

10.	A draft of the underwriting agreement between the Company and the Representatives (the Underwriting Agreement).

For the purposes of Schedule 2 (Assumptions) and Schedule 3 (Reservations) only, the Underwriting Agreement shall be included in the definition of Documents

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.

Schedule 2

Assumptions

We have assumed:

1.	(i) that the originals of all documents examined in connection with this opinion are authentic, accurate and complete; and (ii) the authenticity, accuracy, completeness and conformity to original documents of all documents submitted to us as copies;

2.	that the signatures, initials and seals on all documents and certificates submitted to us as originals or copies of executed originals are authentic, and the signatures and initials on any Document executed by the Company are the signatures and initials of a person or persons authorised by the Company under the Resolutions to execute such Document;

3.	that where incomplete documents, drafts or signature pages only have been supplied to us for the purposes of issuing this opinion, the original documents have been duly completed and correspond in all material respects with the last version of the relevant documents examined by us prior to giving our opinion;

4.	that the Registration Statement, the Documents and the Amended and Restated Memorandum and Articles do not differ in any material respects from any draft of the same which we have examined and upon which this opinion is based;

5.	that each of the parties to the Documents (other than the Company under Cayman Islands law) is incorporated, organised or registered (as the case may be) and in good standing (where such concept is legally relevant) under the laws which govern its capacity and has the capacity, power and authority, has fulfilled all internal authorisation procedures and completed all applicable filings and formalities, and has obtained all authorisations, approvals, consents, licences and exemptions required under the laws of any relevant jurisdiction to execute, deliver and perform its respective obligations under the Documents and the transactions contemplated thereby and has taken all necessary corporate and other action required and completed all applicable formalities required to authorise the execution of the Documents and the performance of its obligations under them;

6.	the due execution and delivery of the Documents by each of the parties thereto (other than execution by the Company under Cayman Islands law);

7.	that the Documents constitute, or, when executed, will constitute, legal, valid, binding and enforceable obligations of all parties thereto (save for the Company under Cayman Islands law) in accordance with their governing law;

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8.	that any choice of laws as the governing law in the Documents has been made in good faith and is valid and binding under the laws of all relevant jurisdictions (other than the Cayman Islands);

9.	that, insofar as any obligation under the Documents is to be performed by any of the parties thereto in any jurisdiction outside of the Cayman Islands, its performance will be legal and effective in accordance with the law of any jurisdiction to which it is subject or in which it is constituted and established;

10.	that no party to the Documents by having entered into and performing the transactions contemplated by the Documents will be in breach of any other agreement, deed, trust deed or licence to which it is a party or by which it is bound;

11.	the truth, accuracy and completeness of all representations and warranties or statements of fact or law (other than as to the laws of the Cayman Islands in respect of matters upon which we have expressly opined) made in the Documents;

12.	that (i) the Register of Directors and Officers accurately reflects the names of all directors and officers of the Company and (ii) the Register of Members accurately reflects the names of all members of the Company as at the dates the Resolutions were passed or adopted, the date the Documents were executed and as at the date of this opinion;

13.	that no monies paid to or for the account of any party under the Documents or any property received or disposed of by any party to the Documents in each case in connection with the Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively);

14.	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Units, the Warrants or the Ordinary Shares;

15.	the Company will receive money or money’s worth in consideration for the issue of the Ordinary Shares;

16.	that the Registration Statement has been, or will be, declared effective by the U.S. Securities and Exchange Commission prior to the issuance of the Ordinary Shares; and

17.	that there are no matters of fact or law (excluding matters of Cayman Islands law) affecting the enforceability of the Documents that have arisen since the execution of the Documents which would affect the opinions expressed herein.

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Schedule 3

Reservations

Our opinion is subject to the following:

1.	Enforcement: The term “enforceable” as used in this opinion means that there is a way of ensuring that each party performs an agreement or that there are remedies available for breach. Notwithstanding that the obligations established by the Documents are obligations which the Cayman Islands courts would generally enforce, they may not necessarily be capable of enforcement in all circumstances in accordance with their terms. In particular, but without limitation:

(a)	enforcement and priority may be limited by laws relating to bankruptcy, insolvency, reorganisation, liquidation, court schemes, schemes of arrangements, moratoriums or other laws of general application relating to, or affecting the rights of, creditors generally;

(b)	enforcement may be limited by the principles of unjust enrichment or by general principles of equity and we express no opinion as to the availability of equitable remedies or as to any matters which are within the discretion of the courts of the Cayman Islands, even where such remedies are included in the Documents (for example equitable remedies such as the grant of an injunction or an order for specific performance may not be available where liquidated damages are considered an adequate remedy);

(c)	claims may become barred by prescription or may be or become subject to defences of set-off, counterclaim, estoppel and similar defences;

(d)	obligations to be performed outside the Cayman Islands may not be enforceable in the Cayman Islands to the extent that performance would be illegal or contrary to public policy under the laws of that foreign jurisdiction;

(e)	enforcement may be limited to the extent that matters which we have expressly assumed in this opinion will be done, have not been done;

(f)	the enforcement of the obligations of the parties to the Documents may be limited by the law applicable to obligations held to have been frustrated by events happening after their execution;

(g)	enforcement of obligations may be invalidated by reason of fraud, duress, mistake, misrepresentation, or undue influence;

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(h)	where the performance of payment obligations is contrary to the exchange control regulations of any country in the currency of which such amounts are payable, such obligations may not be enforceable in the Cayman Islands;

(i)	any provision of any Document governed by the laws of the Cayman Islands purporting to impose an obligation on a person who is not a party to it (a Third Party) is unenforceable against that Third Party and any provision in a Document governed by the laws of the Cayman Islands purporting to grant rights to a Third Party is unenforceable by that Third Party except to the extent that the relevant Document expressly provides that the Third Party may, in its own right, enforce such rights in accordance with (and subject to) the Contracts (Rights of Third Parties) Act, 2014; and

(j)	matters of procedure on enforcement of the Documents and forum conveniens will be governed by and determined in accordance with the lex fori.

2.	Good Standing: Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing issued by the Registrar of Companies. The Company shall be deemed to be in good standing under section 200A of the Companies Act (As Revised) of the Cayman Islands (the Companies Act) on the date of issue of the certificate if all fees and penalties under the Companies Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Companies Act.

3.	Title: Legal title to the Ordinary Shares is determined (in the absence of fraud, manifest error or other extraordinary circumstances) by reference to the register of members maintained by the Company (usually but not always at its registered office); however, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and for the purposes of the opinion given in paragraph 2, there are no circumstances or matters of fact known to us on the date of this opinion which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Company’s Ordinary Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

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4.	Non-Assessable: In this opinion, the phrase “non-assessable” means, with respect to the issuance of any shares, that a shareholder shall not, in respect of the relevant shares and in the absence of any contractual arrangements, or any obligations pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

5.	Corporate Documents: The Registry of Companies in the Cayman Islands is not public in the sense that copies of the memorandum and articles of association of the Company and information on shareholders is not publicly available and information on directors is limited. We have therefore obtained copies of the corporate documents specified in Schedule 1 and relied exclusively on such copies for the verification of such corporate information.

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